Exhibit 99.1

Press Release

For Further Information:

Kraton Polymers LLC

Media: Richard A. Ott 281-504-4720

Kraton Polymers Suspends Production of SBCs at Key

Manufacturing Plants

HOUSTON December 22, 2008—Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, will be suspending certain production of styrenic block co polymers (SBCs) at a number of its global production facilities.

The suspension of production will affect approximately 50% of Kraton’s global capacity. “Given the rapid and unprecedented deflation in prices for petrochemical based feed stocks, the impact of such deflation on our current inventory values, and a general de-stocking occurring in most of the down-stream value chains we serve, we have decided to take these actions to diligently manage our cash flow,” said David Bradley, Kraton’s Chief Operating Officer. “We are working with our customers to better understand their needs for the next several months to limit service interruptions. We plan to keep affected capacity idle until we see a more normalized order pattern from our customers, expected early in the new year.” Kraton is currently evaluating the effect, if any, of this decision on its 2008 consolidated financial statements.

The plants concerned are in the USA and Europe, and have already been taken off line, or about to be taken off line over next several days.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil and Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based upon management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.